SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 28, 2004

QUEST SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

California	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8001 Irvine Center Drive, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 754-8000

Not Applicable

(Former name or former address, if changed since last report.)

Item 5.    Other Events

On January 28, 2004, Quest Software, Inc. (“Quest”) and Aelita Software Corporation (“Aelita”) issued a joint press release announcing the execution of a definitive agreement contemplating the acquisition of Aelita by Quest. A copy of the joint press release is attached as Exhibit 99.1 to this Report and is incorporated herein by reference.

Aelita, based in Columbus, Ohio, is a privately held company that provides systems management solutions that improve the productivity, system availability and security of Microsoft Active Directory and Exchange. The definitive agreement provides for the merger of a newly formed Quest subsidiary with and into Aelita, with Aelita surviving the merger as a wholly-owned subsidiary of Quest. The contemplated transaction is valued at approximately $115 million, of which approximately $101 million is expected to be paid to Aelita’s stockholders in cash (assuming no unanticipated exercise of existing Aelita stock options prior to closing and assuming no valid claims are made against the indemnity escrow fund to be established in connection with the contemplated transaction). The balance of the transaction value represents amounts allocable to Aelita stock options that are to be assumed by Quest and converted into Quest stock options, and amounts allocable to Aelita’s transaction-related expenses. Closing of the contemplated transaction is subject to customary closing conditions, including the expiration of the applicable Hart-Scott-Rodino Act waiting period.

Certain venture capital funds associated with Insight Venture Partners (the “Insight Funds”) hold shares of Aelita’s preferred stock, and will be entitled to receive approximately $48 million in cash in respect of those shares of preferred stock (assuming no valid claims are made against the indemnity escrow fund to be established in connection with the contemplated transaction). Pursuant to the terms of the definitive agreement, the Insight Funds may elect, at least 15 business days before the closing date, to receive shares of Quest common stock in lieu of up to 20% of the cash consideration they would otherwise be entitled to receive in the contemplated transaction.

Jerry Murdock, a director of Quest, is a Managing Director and the co-founder of Insight Venture Partners. Vincent Smith, Quest’s Chairman of the Board and CEO, and Ray Lane, a director of Quest, are passive limited partners in one of the Insight Funds and will financially benefit from the transaction by virtue of their respective ownership interests therein.

Item 7.    Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release issued by Quest Software, Inc. and Aelita Software Corporation on January 28, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.

Date: February 11, 2004	By:	/s/ M. BRINKLEY MORSE

M. Brinkley Morse, Vice President, Finance and Operations and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Document
99.1	Press Release issued by Quest Software, Inc. and Aelita Software Corporation on January 28, 2004